COMPANY CONTACT:
     Avitar, Inc.
     Jay Leatherman
     781-821-2440
    jleatherman@avitarinc
     www.avitarinc.com




                    Avitar, Inc. Sells Laboratory Subsidiary

CANTON, MA, December 16, 2003 - Avitar, Inc. (AMEX:AVR) announced today that it has completed the sale of substantially all the assets of United States Drug Testing Laboratories, Inc. ("USDTL") for a total purchase price of $1 million, $500,000 of which was paid upon closing. Payment of the balance of the purchase price will be required when the Buyer achieves certain revenue targets. The Buyer also acquired the name of USDTL and has entered into a Service and Consulting Agreement with Avitar. Sums earned by the Buyer under the Service and Consulting Agreement will be applied toward payment of the balance of the purchase price.

"The sale of our USDTL operation will create non-dilutive capital for Avitar while at the same time provide on an as-needed basis, out-sourced services to support our drug-testing business," Peter P. Phildius, Chairman & CEO, said. "This will further allow us to focus on our core business of rapid oral fluid diagnostics."

Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Oral fluid diagnostics includes the estimated $1.5 billion drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.